News Release

                      Kansas City, Missouri
                        February 9, 2000


The Board of Directors of Interstate Bakeries Corporation (NYSE:IBC) today announced that IBC will redeem all Preferred Stock Purchase Rights which had been outstanding on its common stock. The Rights will be redeemed at $.001 per Right, payable in cash to holders of record of IBC common stock as of February 15, 2000.

Charles A. Sullivan, Chief Executive Officer of Interstate Bakeries Corporation, stated: "Since the adoption of the Shareholder Rights Plan last September, IBC has been engaged in an ongoing dispute with Ralston Purina Company over the impact of the Rights on Ralston under existing agreements between Ralston and IBC. In order to put this matter behind us, we thought it best to redeem these Rights."
Mr. Sullivan added, "This action was not taken in response to any anticipated transaction involving IBC."

IBC acquired Continental Baking Company from Ralston in 1995, and entered a Shareholder Agreement with Ralston at that time. The Shareholder Agreement requires Ralston to reduce its holdings of IBC common stock to less than 15% by August 15, 2000, and also contains certain transfer restrictions applicable to Ralston.

Interstate Bakeries Corporation is the nation's largest wholesale baking company with 67 bread and cake bakeries located in strategic markets from coast-to-coast. The Company is headquartered in Kansas City, Missouri.

For information on the Company, please contact:
Ray Sandy Sutton, Vice President, Secretary & General Counsel
Frank W. Coffey, Senior Vice President & Chief Financial Officer
Interstate Bakeries Corporation
12 East Armour Boulevard
Kansas City, Missouri  64111
(816) 502-4000